NORTH AMERICAN ENERGY PARTNERS INC.
                                November 28, 2006



Perry Partners, L.P.
Perry Partners International, Inc.
(the "Advisors")
c/o Perry Strategic Capital Inc.
767 Fifth Avenue
19th Floor
New York, New York  10153

Ladies and Gentlemen:

     The Advisor has extensive experience in strategic planning, which experience would be of assistance to the Company. The Advisor is party to a Voting and Corporate Governance Agreement with the Company which provided the Advisor with certain board representation rights in the Company. The Voting and Corporate Governance Agreement will be terminated on the completion of the initial public offering of the Company's shares (the "IPO").

     In order to assist the Company in strategic planning, the Company would like to avail itself of the Advisor's expertise and advice. The Advisor is willing to provide such expertise and experience at no cost to the Company, as it is in their interest to do so in light of the Advisor's investment in the Company. In order to be able to obtain this assistance in a meaningful way, the Company will:

     (a) provide copies of all documents, reports, financial data and other information regarding the Company and its subsidiaries as may be reasonably requested by the Advisor;

     (b) permit the Advisor to consult with and advise the management of the Company and its subsidiaries at such reasonable times on all matters relating to the operation of the Company and its subsidiaries;

     (c) permit the Advisor to discuss the Company's and its subsidiaries' affairs, finances and accounts with the Company's and its subsidiaries' officers, directors and outside accountants at such reasonable times as may be requested by the Advisor;

     (d) permit the Advisor to visit and inspect any of the Company's and its subsidiaries' properties and facilities, at such reasonable times as may be requested by the Advisor;

     (e) permit the Advisor, to the extent that a director of the Company is not related to the Advisor, to designate and send a representative to attend all meetings of the Company's board of directors in a nonvoting observer capacity, provided that such right is subject to security clearance requirements imposed by applicable governmental authorities and to the ability of the Company to exclude such representative during discussions relating to transactions or matters in which the Advisor has an interest;

     (f) provide as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period and consolidated statements of income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in Canada applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnote disclosures and to year-end adjustments; provided that the filing of the Company's quarterly and annual financial statements with the Securities and Exchange Commission (the "SEC") or the securities regulatory authorities in the provinces and territories of Canada (the "CSA") within the time periods required by the rules and regulations of the SEC and the CSA, as applicable, shall be deemed to satisfy such delivery requirements;

     (g) provide as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in Canada applied on a consistent basis, except as otherwise noted therein, together with an auditor's report thereon of a firm of established national reputation; provided that the filing of the Company's quarterly and annual financial statements with the SEC or the CSA within the time periods required by the rules and regulations of the SEC and the CSA, as applicable, shall be deemed to satisfy such delivery requirements;

     (h) provide, to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Act of 1933 actually prepared by the Company as soon as available; provided that the filing of the Company's quarterly and annual financial statements with the SEC or the CSA within the time periods required by the rules and regulations of the SEC and the CSA, as applicable, shall be deemed to satisfy such delivery requirements; and

     (i) provide all materials sent by the Company to its board of directors, other than materials dealing with transactions in which the Advisor has an interest.

     The Advisor acknowledges that the provision by the Company of the material and access provided for above may include the provision of or access to certain non-public information with respect to the Company. As a condition to furnishing the Advisor with such information and any other information (whether in oral or written form, electronically stored or otherwise) delivered to the Advisor by the Company or any of its affiliates, directors, officers, employees, advisors, agents or representatives (such persons for the Company or the Advisor being herein referred to collectively as "Representatives") in connection with the provision of such expertise and advice

(such information, including any and all copies and other reproductions thereof, being herein referred to as "Confidential Information"), the Advisor hereby agrees as follows:

     (a) The Advisor: (i) will use the Confidential Information solely for the purpose of providing the Company with its expertise and advice to the Company; (ii) will keep the Confidential Information strictly confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph
          (c) below), without the Company's prior written consent, disclose in any manner whatsoever any information contained in the Confidential Information or derived therefrom. The Advisor agrees to be liable to the Company for any breach of this Agreement by the Advisor or its Representatives, and the Advisor hereby agrees to indemnify and hold harmless the Company from and against any and all loss, damage, cost, expense and liability incurred or suffered from or as a result of any such breach.

     (b) The term "Confidential Information" does not include any information which (i) at the time of disclosure or thereafter is generally known by the public (other than as a direct or indirect result of its disclosure by the Advisor in breach of this Agreement); or (ii) was or becomes available to the Advisor on a non-confidential basis from a person to the Advisor's knowledge not otherwise bound by a confidentiality agreement with the Company or its Representatives or is not otherwise prohibited from transmitting the information to the Advisor. As used in this Agreement, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership or individual.

     (c) In the event that the Advisor receives a request or is required to disclose all or any part of the information contained in the Confidential Information pursuant to the terms of a subpoena or order issued by a court of competent jurisdiction or a federal, state, provincial, territorial, municipal or local governmental or regulatory body or pursuant to a civil investigative demand or similar judicial process, the Advisor agrees to (i) immediately notify the Company of the existence, terms and circumstances surrounding such a request or requirement, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (iii) if disclosure of such information is required, disclose any such information which the Advisor is advised in writing by legal counsel is legally required to be disclosed and will exercise the Advisor's reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to all such information.

     (d) The Advisor acknowledges the prohibition under applicable securities and criminal law against trading in securities of the Company with knowledge of material undisclosed information.

     (e) The Advisor agrees to be bound by the Company's policy on trading in securities.

     If at any time the Advisor holds less than 10% of the common shares of the Company that it originally acquired in November, 2003 (as such shares may be adjusted for share splits and consolidations), the Company may terminate this letter agreement in its sole discretion.

     The Company acknowledges and agrees that the Advisor shall not incur any liability to the Company as a result of providing or failing to provide any advice under this letter agreement.

     The Advisor's signature below indicates our assent to the terms of this letter agreement as of the date set forth above.

                          Very truly yours,

                          North American Energy Partners Inc.



                          By:    \s\ Vincent Gallant
                                 ----------------------------------------------
                                 Name: Vincent Gallant
                                 Title: Vice President, Corporate and Secretary

Agreed to and accepted by:

Perry Partners, L.P.
By:  Perry Corp., its Managing General Partner


By:    \s\ Michael C. Neus
       ------------------------------
       Name:  Michael C. Neus
       Title:  General Counsel



Perry Partners International, Inc.
By:  Perry Corp., its Investment Manager



By:    \s\ Michael C. Neus
       -------------------------------
       Name:  Michael C. Neus
       Title:  General Counsel